NEWS RELEASE
Five Below, Inc. Announces Third Quarter Fiscal 2025 Financial Results
Q3 Net Sales Increase of 23.1% to $1.0 Billion; Comparable Sales Increase of 14.3%
Q3 GAAP Diluted EPS of $0.66, Q3 Adjusted Diluted EPS of $0.68
Increases Full Year 2025 Sales and EPS Outlook
PHILADELPHIA, PA – (December 3, 2025) – Five Below, Inc. (NASDAQ: FIVE) today announced financial results for the third quarter and year to date period ended November 1, 2025.

For the third quarter ended November 1, 2025:
•Net sales increased by 23.1% to $1,038.3 million from $843.7 million in the third quarter of fiscal 2024; comparable sales increased by 14.3%.
•The Company opened 49 net new stores and ended the quarter with 1,907 stores in 44 states. This represents an increase in stores of 9.0% from the end of the third quarter of fiscal 2024.
•Operating income was $43.3 million compared to an operating loss of $0.6 million in the third quarter of fiscal 2024. Adjusted operating income(1) was $45.1 million compared to $27.6 million in the third quarter of fiscal 2024.
•The effective tax rate was 25.7% compared to 23.4% in the third quarter of fiscal 2024.
•Net income was $36.5 million compared to $1.7 million in the third quarter of fiscal 2024. Adjusted net income(1) was $37.8 million compared to $23.3 million in the third quarter of fiscal 2024.
•Diluted income per common share was $0.66 compared to $0.03 in the third quarter of fiscal 2024. Adjusted diluted income per common share(1) was $0.68 compared to $0.42 in the third quarter of fiscal 2024.
(1) A reconciliation of adjusted operating income, adjusted net income, and adjusted diluted income per common share to the most directly comparable financial measure presented in accordance with generally accepted accounting principles in the United States ("GAAP") is set forth in the schedule accompanying this release. See also “Non-GAAP Information.”

Winnie Park, CEO of Five Below, said, "We are thrilled to report third quarter results that surpassed our expectations, marking our second consecutive quarter of over $1 billion in sales and robust double-digit same-store sales growth. This outstanding performance reflects our Crew's great execution of our customer-centric strategy: delivering trend-right merchandise at exceptional value, connecting with our customers through compelling marketing campaigns, and creating amazing shopping experiences that truly resonate.”

Ms. Park continued, “We are raising our guidance for fiscal 2025 to reflect these strong third quarter results and our current outlook for the fourth quarter. Our dedicated teams are collaborating across the company and delivering excellent end-to-end execution, in service of our customer, the KID and the KID in all of us. As we head into the holiday season, we are well-positioned to delight our customers with unique gifts and stocking stuffers at incredible value in a fun shopping environment.”

For the year to date period ended November 1, 2025:
•Net sales increased by 22.1% to $3.04 billion from $2.49 billion in the year to date period of fiscal 2024; comparable sales increased by 11.3%.
•The Company opened 136 net new stores compared to 205 new stores in the year to date period of fiscal 2024.
•Operating income was $146.5 million compared to $77.1 million in the year to date period of fiscal 2024. Adjusted operating income(2) was $159.8 million compared to $102.8 million in the year to date period of fiscal 2024.
•The effective tax rate was 26.4% compared to 24.7% in the year to date period of fiscal 2024.
•Net income was $120.4 million compared to $66.2 million in the year to date period of fiscal 2024. Adjusted net income(2) was $130.2 million compared to $85.5 million in the year to date period of fiscal 2024.
•Diluted income per common share was $2.17 compared to $1.20 in the year to date period of fiscal 2024. Adjusted diluted income per common share(2) was $2.35 compared to $1.55 in the year to date period of fiscal 2024.
(2) A reconciliation of adjusted operating income, adjusted net income, and adjusted diluted income per common share to the most directly comparable financial measure presented in accordance with generally accepted accounting principles in the United States ("GAAP") is set forth in the schedule accompanying this release. See also “Non-GAAP Information.”

Fourth Quarter and Fiscal 2025 Outlook:
The Company expects the following results for the fourth quarter and full year of fiscal 2025. This outlook includes the expected impact of tariffs currently in place.

For the fourth quarter of Fiscal 2025:
•Net sales are expected to be in the range of $1.58 billion to $1.61 billion based on opening approximately 14 net new stores and assumes an approximate 6% to 8% increase in comparable sales.
•Net income is expected to be in the range of $186 million to $196 million. Adjusted net income(3) is expected to be in the range of $187 million to $197 million.
•Diluted income per common share is expected to be in the range of $3.34 to $3.52 on approximately 55.6 million diluted weighted average shares outstanding. Adjusted diluted income per common share(3) is expected to be in the range of $3.36 to $3.54.
•This outlook does not include the impact of share repurchases, if any.
(3) Adjusted net income and adjusted diluted income per common share exclude the impact of nonrecurring or non-cash items which includes retention awards, net of income tax impacts.

For the full year of Fiscal 2025:
•Net sales are expected to be in the range of $4.62 billion to $4.65 billion based on opening approximately 150 net new stores and assumes an approximate 9.4% to 10.1% increase in comparable sales.
•Net income is expected to be in the range of $306 million to $316 million. Adjusted net income(4) is expected to be in the range of $317 million to $327 million.
•Diluted income per common share is expected to be in the range of $5.51 to $5.69 on approximately 55.5 million diluted weighted average shares outstanding. Adjusted diluted income per common share(4) is expected to be in the range of $5.71 to $5.89.
•Gross capital expenditures are expected to be approximately $200 million.
•This outlook does not include the impact of share repurchases, if any.
(4) Adjusted net income and adjusted diluted income per common share exclude the impact of nonrecurring or non-cash items which includes retention awards, costs associated with cost-optimization initiatives, execution of the inventory write-off, and costs incurred with the strategic acquisition of certain leases, net of income tax impacts.

Conference Call Information:
A conference call to discuss the financial results for the third quarter of fiscal 2025 is scheduled for today, December 3, 2025, at 4:30 p.m. Eastern Time. A live audio webcast of the conference call will be available online at investor.fivebelow.com, where a replay will be available shortly after the conclusion of the call. Investors and analysts interested in participating in the call are invited to dial 412-902-6753 approximately 10 minutes prior to the start of the call.

Non-GAAP Information:
This press release includes the following non-GAAP financial measures: gross profit, adjusted gross profit, adjusted operating income, adjusted net income, and adjusted diluted income per common share. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures within this filing. The Company believes that these non-GAAP financial measures provide its management with comparable financial data for internal financial analysis and provide meaningful supplemental information to investors. Non-GAAP financial measures have limitations as analytical tools. Other companies in the Company's industry may calculate these items differently than the Company does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP.

Forward-Looking Statements:
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, that are intended to be protected by the “safe harbor” provisions therein. Such statements reflect management’s current views and estimates regarding the Company’s industry, business strategy, goals, expectations and outlook concerning its market position, operations, margins, profitability, capital expenditures, liquidity and capital resources, store count potential and other financial and operating information. Investors can identify these statements by the fact that they use words such as “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future” and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Although we believe there is a reasonable basis for such forward-looking statements, our actual results may differ materially from these expectations due to risks that include, but are not limited to, risks related to disruption to the global supply chain, increased cost of freight, constraints on shipping capacity to transport inventory or the timely receipt of inventory, risks related to the Company’s strategy and expansion plans, risks related to our ability to attract, retain, and motivate qualified executive talent, risks related to disruptions in our information technology systems and our ability to maintain and upgrade those systems, risks related to our ability to successfully implement our online retail operations, risks related to cyberattacks or other cyber incidents, such as the failure to secure customers’ confidential or credit card information, or other private data relating to our crew or the Company, including the costs associated with protection against or remediation of such incidents, risks related to increased usage of machine learning and other types of artificial intelligence in our business, and challenges with properly managing its use, risks related to our ability to select, obtain, distribute and market merchandise profitably, risks related to our reliance on merchandise manufactured outside of the United States, including risks related to direct and indirect impact of current and potential tariffs imposed, threatened, or proposed by the United States on foreign imports, including, without limitation, the tariffs themselves, any counter-measures thereto (in addition to any applicable foreign trade restrictions, generally) and any indirect effects on consumer discretionary spending, risks related to the availability of suitable new store locations and the dependence on the volume of traffic to our stores and website, risks related to our dependence on our executive officers, senior management and other key personnel or our ability to hire additional qualified personnel, risks related to changes in consumer preferences and economic conditions, risks related to increased operating costs, risks related to inflation and increasing commodity prices and related effects, such as a reduction in our unit sales (including an inability to increase sales), damage to our reputation with our customers, our becoming less competitive in the marketplace or exposure to fraud or theft due to customer payment-related risks, risks related to potential recessions and systematic failure of the banking system in the United States or globally, risks related to natural disasters, adverse weather conditions, pandemic outbreaks, global political events, war, terrorism or civil unrest (including any negative effects to our business and result of operations), risks related to building, operating or expanding shipcenters or network capacity, risks related to our ability to successfully manage inventory balance and inventory shrinkage, quality or safety concerns about the Company’s merchandise (including the impact of product and food safety claims and legislation), increased competition from other retailers including online retailers, risks related to the seasonality of our business, risks related to our ability to protect our brand name and other intellectual property, risks related to customers’ payment methods, risks associated with the restrictions imposed by our indebtedness on our current and future operations, the impact of changes in tax legislation and accounting standards, risks related to our insurance programs and their effect on our financial performance and risks associated with leasing substantial amounts of space and owning real property. For further details and a discussion of these risks and uncertainties, see the Company’s periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company’s assumptions prove incorrect, the Company’s actual results may vary in material respects from those projected in these forward-looking statements, despite the Company’s reasonable basis for such statements. Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Five Below:
Five Below is a leading growth retailer offering trend-right, extreme value, high-quality products loved by the kid and the kid in all of us. We believe life is better when customers are free to "let go & have fun" in an amazing experience filled with unlimited possibilities. With most items priced between $1 and $5 and some extreme value items priced beyond $5, Five Below makes it easy to say YES! to the newest, coolest stuff across awesome Five Below worlds: Candy, Style, Party, Room, Create, Tech, Sports and New & Now. Founded in 2002 and headquartered in Philadelphia, Pennsylvania, Five Below today has over 1,900 stores in 46 states. For more information, please visit www.fivebelow.com or follow @fivebelow on TikTok, Instagram and Facebook.

Investor Contact:
Five Below, Inc.
Christiane Pelz
Vice President, Investor Relations
215-207-2658
InvestorRelations@fivebelow.com

FIVE BELOW, INC.
Consolidated Balance Sheets
(Unaudited)
(in thousands)

	November 1, 2025	February 1, 2025	November 2, 2024
Assets
Current assets:
Cash and cash equivalents	$350,983	$331,718	$169,702
Short-term investment securities	173,515	197,073	46,941
Inventories	1,112,263	659,500	817,832
Prepaid income taxes and tax receivable	12,527	4,649	20,348
Prepaid expenses and other current assets	110,834	158,427	157,396
Total current assets	1,760,122	1,351,367	1,212,219
Property and equipment, net	1,252,212	1,261,728	1,259,768
Operating lease assets	1,743,865	1,706,542	1,692,978
Long-term investment securities	11,261	—	—
Other assets	21,858	19,937	20,354
	$4,789,318	$4,339,574	$4,185,319

Liabilities and Shareholders’ Equity
Current liabilities:
Line of credit	$—	$—	$—
Accounts payable	519,651	260,343	352,180
Income taxes payable	82	51,998	—
Accrued salaries and wages	57,583	19,743	28,758
Other accrued expenses	184,530	149,495	143,388
Operating lease liabilities	335,087	274,863	351,062
Total current liabilities	1,096,933	756,442	875,388
Other long-term liabilities	8,760	8,210	8,962
Long-term operating lease liabilities	1,679,106	1,706,704	1,616,964
Deferred income taxes	54,283	59,891	68,153
Total liabilities	2,839,082	2,531,247	2,569,467
Shareholders’ equity:
Common stock	550	549	549
Additional paid-in capital	173,964	152,471	147,453
Retained earnings	1,775,722	1,655,307	1,467,850
Total shareholders’ equity	1,950,236	1,808,327	1,615,852
	$4,789,318	$4,339,574	$4,185,319

FIVE BELOW, INC.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 1, 2025	November 2, 2024	November 1, 2025	November 2, 2024
Net sales	$1,038,293	$843,710	$3,035,667	$2,485,642
Cost of goods sold (exclusive of items shown separately below)	686,873	585,668	2,017,965	1,692,294
Selling, general and administrative expenses	259,238	215,367	728,054	594,362
Depreciation and amortization	48,877	43,281	143,131	121,933
Operating income (loss)	43,305	(606)	146,517	77,053
Interest income and other income, net	5,813	2,808	17,000	10,852
Income before income taxes	49,118	2,202	163,517	87,905
Income tax expense	12,613	515	43,102	21,751
Net income	$36,505	$1,687	$120,415	$66,154
Basic income per common share	$0.66	$0.03	$2.19	$1.20
Diluted income per common share	$0.66	$0.03	$2.17	$1.20
Weighted average shares outstanding:
Basic shares	55,151,044	55,007,054	55,089,878	55,067,467
Diluted shares	55,570,844	55,110,433	55,383,515	55,152,976

FIVE BELOW, INC.
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Thirty-Nine Weeks Ended
	November 1, 2025	November 2, 2024
Operating activities:
Net income	$120,415	$66,154
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	143,131	121,933
Share-based compensation expense	26,172	11,303
Deferred income tax (benefit) expense	(5,608)	1,410
Other non-cash expenses	946	861
Changes in operating assets and liabilities:
Inventories	(452,763)	(233,205)
Prepaid income taxes and tax receivable	(7,878)	(15,514)
Prepaid expenses and other assets	45,564	(6,889)
Accounts payable	256,202	96,900
Income taxes payable	(51,916)	(41,772)
Accrued salaries and wages	37,840	(1,270)
Operating leases	(4,697)	45,914
Other accrued expenses	38,125	21,288
Net cash provided by operating activities	145,533	67,113
Investing activities:
Purchases of investment securities and other investments	(246,311)	(4,508)
Sales, maturities, and redemptions of investment securities	258,608	245,696
Capital expenditures	(133,960)	(271,855)
Net cash used in investing activities	(121,663)	(30,667)
Financing activities:
Net proceeds from issuance of common stock	477	600
Repurchase and retirement of common stock	—	(40,226)
Proceeds from exercise of options to purchase common stock and vesting of restricted and performance-based restricted stock units	1	1
Common shares withheld for taxes	(5,083)	(6,868)
Net cash used in financing activities	(4,605)	(46,493)
Net increase (decrease) in cash and cash equivalents	19,265	(10,047)
Cash and cash equivalents at beginning of period	331,718	179,749
Cash and cash equivalents at end of period	$350,983	$169,702

FIVE BELOW, INC.
GAAP to Non-GAAP Reconciliation of Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share data)

Reconciliation of gross profit to adjusted gross profit

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 1, 2025	November 2, 2024	November 1, 2025	November 2, 2024
Gross profit(5)	$351,420	$258,042	$1,017,702	$793,348
Adjustments:
Retention awards(6)	366	444	1,146	597
Cost-optimization initiatives(7)	—	378	4,100	378
Non-recurring lease acquisition costs(8)	—	—	495	—
Non-recurring inventory write-off	—	21,208	—	21,208
Adjusted gross profit(9)	$351,786	$280,072	$1,023,443	$815,531

Reconciliation of operating income, as reported, to adjusted operating income

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 1, 2025	November 2, 2024	November 1, 2025	November 2, 2024
Operating income (loss), as reported	$43,305	$(606)	$146,517	$77,053
Adjustments:
Retention awards(6)	1,770	4,931	6,967	6,578
Cost-optimization initiatives(7)	—	1,544	4,960	1,544
Non-recurring lease acquisition costs(8)	—	—	495	—
Non-recurring inventory write-off	—	21,208	830	21,208
Non-recurring employment-related litigation	—	—	—	1,976
Non-recurring stock compensation benefit	—	—	—	(6,116)
Non-recurring asset disposal	—	513	—	513
Adjusted operating income(9)	$45,075	$27,590	$159,769	$102,756

Reconciliation of net income, as reported, to adjusted net income

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 1, 2025	November 2, 2024	November 1, 2025	November 2, 2024
Net income, as reported	$36,505	$1,687	$120,415	$66,154
Adjustments:
Retention awards, net of tax(6)	1,315	3,778	5,130	4,950
Cost-optimization initiatives, net of tax(7)	—	1,183	3,652	1,162
Non-recurring lease acquisition costs, net of tax(8)	—	—	364	—
Non-recurring inventory write-off, net of tax	—	16,248	612	15,961
Non-recurring employment-related litigation, net of tax	—	—	—	1,487
Non-recurring stock compensation benefit, net of tax	—	—	—	(4,603)
Non-recurring asset disposal, net of tax	—	393	—	386
Adjusted net income(9)	$37,820	$23,289	$130,173	$85,497

Reconciliation of diluted income per common share, as reported, to adjusted diluted income per common share

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 1, 2025	November 2, 2024	November 1, 2025	November 2, 2024
Diluted income per common share, as reported	$0.66	$0.03	$2.17	$1.20
Adjustments:
Retention awards per share(6)	0.02	0.07	0.09	0.09
Cost-optimization initiatives per share(7)	—	0.02	0.07	0.02
Non-recurring lease acquisition costs per share(8)	—	—	0.01	—
Non-recurring inventory write-off per share	—	0.29	0.01	0.29
Non-recurring employment related litigation per share	—	—	—	0.03
Non-recurring stock compensation benefit per share	—	—	—	(0.08)
Non-recurring asset disposal per share	—	0.01	—	0.01
Adjusted diluted income per common share(9)	$0.68	$0.42	$2.35	$1.55

(5) Gross profit is equal to our net sales less our cost of goods sold.
(6) Retention awards relate to the on-going expense recognition of equity granted to certain individuals in fiscal 2024 during the CEO transition that will be earned and have vestings through fiscal 2026.
(7) Represents charges related to the cost-optimization of certain functions.
(8) Represents non-recurring costs incurred with the strategic acquisition of certain leases.
(9) Components may not add to total due to rounding.